Exhibit 99.1

UNITED WESTERN BANCORP, INC.
401(k) PLAN
Denver, Colorado

FINANCIAL STATEMENTS
December 31, 2008 and 2007

UNITED WESTERN BANCORP, INC. 401(k) PLAN

Denver, Colorado

FINANCIAL STATEMENTS
December 31, 2008 and 2007

CONTENTS

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	1

FINANCIAL STATEMENTS

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS	3

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS	4

NOTES TO FINANCIAL STATEMENTS	5

SUPPLEMENTAL SCHEDULE

SCHEDULE H – PART IV, LINE 4i – SCHEDULE OF ASSETS
(HELD AT END OF YEAR) December 31, 2008	13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee
United Western Bancorp, Inc. 401(k)
Denver, Colorado

We have audited the accompanying statements of net assets available for benefits of United Western Bancorp, Inc. 401(k) Plan (“the Plan”) as of December 31, 2008, and the related statement of changes in net assets available for benefits for the year then ended.  These financial statements are the responsibility of the Plan's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and the changes in net assets available for benefits for the year then ended in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan's management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2008 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2008 financial statements taken as a whole.

Crowe Horwath LLP
Oak Brook, Illinois
June 29, 2009

Report of Independent Registered Public Accounting Firm

To the Audit Committee
United Western Bancorp, Inc. 401(k) Plan
Denver, Colorado

We have audited the accompanying statement of net assets available for benefits of United Western Bancorp, Inc. 401(k) Plan (the Plan) as of December 31, 2007.  This financial statement is the responsibility of the Plan's management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the net assets available for benefits of United Western Bancorp, Inc. 401(k) Plan as of December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Denver, Colorado
June 30, 2008

2.

UNITED WESTERN BANCORP, INC. 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2008 and 2007

	2008	2007
ASSETS
Investments at fair value	$7,586,889	$10,475,498
Total assets	7,586,889	10,475,498

LIABILITIES
Excess contributions	17,490	25,986
Other liabilities	-	1,563
Total liabilities	17,490	27,549

NET ASSETS AVAILABLE FOR BENEFITS	$7,569,399	$10,447,949

See accompanying notes to financial statements.

3.

UNITED WESTERN BANCORP, INC. 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
Year ended December 31, 2008

Additions to net assets attributable to:
Investment income, excluding net depreciation
Interest and dividends	$206,555
Contributions:
Participants	1,206,533
Employer	451,543
Amounts rolled over from other plans	271,162
Total additions	2,135,793

Deductions from net assets attributable to:
Net depreciation in fair value of investments	3,908,652
Benefits paid to participants	1,104,890
Service charges	801
Total deductions	5,014,343

Net decrease	(2,878,550)

Net assets available for benefits:
Beginning of year	10,447,949

End of year	$7,569,399

See accompanying notes to financial statements.

4.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 - PLAN DESCRIPTION

The following description of the United Western Bancorp, Inc. 401(k) Plan (“the Plan”) is provided for general information purposes only.  Participants should refer to the plan document for a more complete description of the Plan's provisions.

General and eligibility:  The Plan is a defined contribution plan covering substantially all employees of United Western Bancorp, Inc. and subsidiaries (“the Company, Plan Sponsor, or Employer”) who have attained age 21.  The Company acts as the plan administrator.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Contributions and investment options:  Participants may elect to contribute an amount of their compensation not to exceed a maximum allowed by federal regulations.  Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.  The Company makes a matching contribution equal to 50% of the Participant's elective deferral contribution, not to exceed 6% of the Participant's eligible compensation.  The Company also may make discretionary contributions to the Plan.  No discretionary contributions were made in 2008.  Upon enrollment in the Plan, a Participant may direct employee and employer contributions in any of the investment options offered by the Plan.  Participants may change their investment options at any time.

Based upon discriminatory testing required by the IRS, certain Plan Participants have contributed amounts in excess of nondiscriminatory limits for the plan years ended December 31, 2008 and 2007.  These amounts, $17,490 and $25,986, were reflected as excess contributions payable as of December 31, 2008 and 2007, respectively.

Participant accounts: Each Participant's account is credited with the Participant's rollover contribution, Participant's elective deferral contribution, the Company matching contribution and discretionary contributions, if any, and allocation of Plan earnings or losses thereon and service charges.  Allocations are based on Participant earnings or account balances, as defined in the Plan.  The benefit to which a Participant is entitled is the benefit that can be provided from the Participant's vested account.

Vesting: Participants are immediately vested in their elective salary deferral contributions plus earnings thereon.  Employer contributions vest as follows: 20% after the completion of one year of service, 40% after the completion of two years of service, and 100% after the completion of three years of service.  In the event of Plan termination, death, attainment of normal retirement age or permanent or total disability, Participants will become 100% vested in their account balances.

(Continued)

5.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 1 - PLAN DESCRIPTION (Continued)

Payment of benefits: Withdrawals from the Plan may be made by a Participant or beneficiary upon termination of employment, retirement, disability, death or termination of the Plan.  The vested balance of a Participant's account will be distributed to the Participant or beneficiaries in a lump sum or rollover into another qualified plan. Benefits are recorded when paid.

Participant loans:  Participants may borrow from their fund accounts a minimum of $1,000, up to a maximum equal to the lesser of $50,000, reduced by the highest outstanding loan balance during the preceding 12 months or 50% of their vested account balance.  The Plan document states the maximum term of the loan is five years from the date of the loan, unless such loan is used to acquire a dwelling unit which, within a reasonable time (determined at the time the loan is made), will be used as the principal residence of the Participant.  The loans are secured by the balance in the Participant's account and accrue interest at a fixed rate, which are based on the prime rate of interest at the inception date of the loan plus 1%.  Such rates ranged from 5.00% to 9.25% at December 31, 2008 and 2007.  Principal and interest are payable through semimonthly payroll deductions.

Forfeitures:  Forfeitures, as defined by the Plan, are first made available to reinstate previously forfeited account balances of former Participants who were reemployed by the Company before a one-year break in service occurs.  Remaining forfeitures, if any, are allocated to reduce future Company matching contributions.  At December 31, 2008, forfeitures to be used as future Company matching contributions were $32,841.

Operating expenses:  Substantially all expenses of maintaining the Plan are paid by the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting:  The accompanying financial statements are prepared on the accrual basis of accounting.

Use of estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein.  Actual results could differ from those estimates.

Adoption of New Accounting Standards:  In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (FAS 157).  This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This Standard is effective for financial statements issued for fiscal years beginning after November 15, 2007.  In October 2008, the FASB issued Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active.  This FSP clarifies the application of FAS 157 in a market that is not active.  The impact of adoption of these standards as of January 1, 2008 was not material to the Plan’s net assets available for benefits.

(Continued)
6.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued But Not Yet Effective Accounting Standards: In  April 2009, the FASB issued Staff Position (FSP) No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That are Not Orderly.  This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants.  The FSP provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity.  In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value.  The FSP also requires increased disclosures.  This FSP is effective for annual reporting periods ending after June 15, 2009, and shall be applied prospectively.  Plan management does not expect the adoption to have a material effect on the Plan’s net assets available for benefits or changes therein.

Investment valuation and income recognition:  The Plan's investments are stated at fair value.  Investment transactions are recorded on a trade date basis.  Gains and losses on sales of investments are determined using the average-cost method.  Interest is recorded when earned.  Dividends are recorded on the ex-dividend date.

FAS 157 defines fair value as the price that would be received by the Plan for an asset or paid by the Plan to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date in the Plan’s principal or most advantageous market for the asset or liability.  FAS 157 establishes a fair value hierarchy which requires the Plan to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The hierarchy places the highest priority on unadjusted quoted market prices in active markets for identical assets or liabilities (level 1 measurements) and gives the lowest priority to unobservable inputs (level 3 measurements).  The three levels of inputs within the fair value hierarchy are defined as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Plan’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

(Continued)

7.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

Mutual funds and Company common stock: Shares of registered investment companies (mutual funds) and Company common stock are reported at fair value based on the quoted market price on nationally recognized securities exchanges (level 1 inputs).

Collective Trusts (Stable value fund): The fair value of the Plan's interest in US Bank Stable Asset Fund, a stable value collective trust, reflects the number of units of the trust held by the Plan multiplied by the net asset value per unit of the collective trust, adjusted for the variance between the contract value per unit and the fair value per unit of the underlying investments of the trust, as reported in the audited financial statements of the trust (level 3 inputs).

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide And Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts, held by a defined-contribution plan, are required to be reported at fair value.  The US Bank Stable Asset Fund is comprised of investment contracts valued at contract value as estimated by the trustee, which approximates fair value.  The value of the investment in the US Bank Stable Asset Fund was $616,146 and $417,120 as of December 31, 2008 and 2007, respectively.

While Plan’s investment in the US Bank Stable Asset Fund is presented at fair value in the statement of net assets available for benefits, any material difference between the fair value of the Plan’s interests in fully benefit-responsive investment contracts and their contract value is presented as an adjustment line in the statement of net assets available for benefits, because contract value is the relevant measurement attribute for that portion of the Plan’s net assets available for benefits.  Contract value represents contributions made to a contract, plus earnings, less participant withdrawals and administrative expenses.  Participants in fully benefit-responsive contracts may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.  The Plan holds an indirect interest in fully benefit-responsive contracts through its investment in a stable value fund.  No adjustments from fair value to contract value are presented in the statements of net assets available for benefits, as the amounts of the adjustments have been determined to be immaterial.

Participant loans: Participant loans are valued at amortized costs, which includes accrued interest.  Management believes amortized cost approximates fair value since each loan is limited to 50% of a participant’s vested account balance upon issuance and the Plan is legally restricted from selling the loans (level 3 inputs).

(Continued)

8.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements
	at December 31, 2008 Using
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Investments:
Mutual funds	$6,212,573	$-	$-
Stable value fund	-	-	616,146
Company common stock	506,265	-
Participant loans	-	-	251,905

The table below presents a reconciliation of all investments measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the year ended December 31, 2008, including the reporting classifications for the applicable gains and losses included in the statement of changes in net assets available for benefits:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)

	Stable Value	Participant
	Fund	Loans	Total

Beginning balance, January 1, 2008	$417,525	$209,254	$626,779
Total realized and unrealized gains or losses
Included in change in net assets available for benefits:
Interest and dividend income	51	-	51
Purchases, sales, issuances and settlements (net)	198,570	42,651	241,221
Transfers in and/or out of Level 3	-	-	-
Ending balance, December 31, 2008	$616,146	$251,905	$868,051

(Continued)

9.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2007

NOTE 3 - ADMINISTRATIVE EXPENSES

Certain administrative functions are performed by officers or employees of the Company.  No such officer or employee receives compensation from the Plan.  Substantially all administrative expenses of the Plan are paid directly by the Company.

NOTE 4 - INVESTMENTS

The following presents investments that represent 5% or more of the Plan’s net assets as of December 31:

	2008	2007

American Beacon Balanced Fund	$428,138	$573,455
First American Large Cap Value Fund Y	666,271	1,069,147
First American Mid Cap Growth Opp Y	616,737	1,155,279
Goldman Sachs Mid Cap Value Fund Inst	1,004,808	1,603,882
James Small Cap Fund	*	797,778
Royce Total Return Inst	480,148	*
Managers Special Equity Fund	*	633,953
T. Rowe Price Blue Chip Growth	506,091	890,239
UMB Scout International Fund	1,121,004	1,836,122
United Western Bancorp Stock	506,265	*
US Bank Stable Asset Fund	616,146	*
Vanguard Inter-Term Corporate Fund	405,546	*

* Balance less than 5% of Plan assets.

During the year ended December 31, 2008 the Plan’s investments (including investments bought, sold and held during the year) depreciated in value as follows:

Net
Depreciation
in Fair Value

Mutual funds	$(3,526,351)
Company common stock	(382,301)

$(3,908,652)

(Continued)

10.

NOTE 5 - PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan at any time subject to the provisions of ERISA.  Upon termination of the Plan, all of the Participants affected would immediately become fully vested in their accounts at the date of termination.

NOTE 6 - TAX STATUS

Effective September 21, 2007, with the transition from US Bank Retirement Solutions to Great-West Retirement Services as Third Party Administrator and Discretionary Trustee of the Plan, the Plan adopted the prototype plan document of Orchard Trust Company, the trust subsidiary of Great-West Retirement Services.  This prototype plan document received a favorable determination letter from the Internal Revenue Service on March 31, 2008.

NOTE 7 - RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants' account balances and the amounts reported in the statement of net assets available for benefits.

NOTE 8 - RELATED-PARTY TRANSACTIONS

Effective September 22, 2007, the Plan allowed Participants to direct their account balance in common stock of the Company.  There are $506,265 and $467,886 of Plan assets invested in United Western Bancorp Stock at December 31, 2008 and 2007, respectively.

Participant loans held by the Plan are also considered party-in-interest transactions.

(Continued)

11.

SUPPLEMENTAL SCHEDULE

12.

UNITED WESTERN BANCORP, INC. 401(k) PLAN

SCHEDULE H – PART IV, LINE 4i - SCHEDULE OF ASSETS
(HELD AT END OF YEAR)
December 31, 2008

Name of Plan Sponsor: United Western Bancorp, Inc.
Employer Identification Number: 84-1233716
Three-Digit Plan Number: 001

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral	(d)	Current
(a)	Lessor, or Similar Party	Par or Maturity Value	Cost	Value

		Common Stock
*	United Western Bancorp, Inc.	United Western Bancorp Stock - 54,088 shares	#	$ 506,265

		Mutual Funds
	American Beacon	American Beacon Balanced Fund - 41,892 shares	#	428,138
	First American	First American Large Cap Value Fund Y - 55,476 shares	#	666,271
	First American	First American Mid Cap Growth Opp Y - 26,278 shares	#	616,737
	First American	First American Prime Obligations Fund Y - 155,843 shares	#	155,843
	Goldman Sachs	Goldman Sachs Mid Cap Value Fund Inst - 45,262 shares	#	1,004,808
	Keeley	Keely Small Cap Value Fund - 19,922 shares	#	325,125
	Lazard	Lazard Emerging Markets Fund Instl - 304 shares	#	3,309
	Lord Abbett	Lord Abbett Small Cap Value Fund - 640 shares	#	7,118
	Pioneer	Pioneer Fund Class Y Fund - 497 shares	#	14,536
	Royce	Royce Total Return Instl - 55,189 shares	#	480,148
	T. Rowe Price	T. Rowe Price Blue Chip Growth - 21,994 shares	#	506,091
	T. Rowe Price	T. Rowe Price Real Estate - 16,748 shares	#	186,400
	T. Rowe Price	T. Rowe Price Retirement 2020 Fund - 2,408 shares	#	26,756
	T. Rowe Price	T. Rowe Price Retirement 2035 Fund - 17 shares	#	133
	T. Rowe Price	T. Rowe Price Retirement 2040 Fund - 104 shares	#	1,153
	Templeton	Templeton Global Bond A - 22,969 shares	#	257,258
	UMB Scout	UMB Scout International Fund - 51,447 shares	#	1,121,004
	Vanguard	Vanguard 500 Index - 31 shares	#	2,599
	Vanguard	Vanguard Inter-Term Corporate Fund - 46,884 shares	#	405,546
	Victory	Victory Special Value I - 351 shares	#	3,600

		Collective Trusts
	US Bank	US Bank Awaiting Purchase Fund - 2,883 units	#	2,883
	US Bank	US Bank Stable Value Fund - 15,794 units	#	613,263

		Participant Loans
*	Participant loans	Maturities through October 2034, interst rates from 5.00% to 9.25%	#	251,905

				$ 7,586,889

*	Denotes a party in interest
#	Participant-directed investments. Cost is not required to be disclosed.

13.